UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 26, 2010

NATIONAL INTERSTATE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Ohio	000-51130	34-1607394
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3250 Interstate Drive

Richfield, Ohio 44286-9000

(Address of principal executive offices including Zip Code)

(330) 659-8900

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On April 26, 2010, National Interstate Insurance Company (the “Company”), the principal insurance subsidiary of National Interstate Corporation (the “Corporation”), and the Corporation entered into a definitive agreement (the “Agreement”) with UniGroup, Inc. (“UniGroup”) in which the Company will acquire all of the issued and outstanding capital stock of Vanliner Group, Inc. (“Vanliner”) and the Corporation will acquire certain information technology assets.

Under the Agreement, the purchase price, estimated to be between $125-135 million, will be the tangible book value of Vanliner at the date of closing, subject to certain adjustments, in addition to a flat amount of $2.95 million for the information technology assets. The Agreement includes a five-year balance sheet guaranty whereby both favorable and unfavorable balance sheet developments inure to UniGroup.

The acquisition of Vanliner is expected to close in the second quarter of 2010, subject to the receipt of regulatory approvals and the satisfaction of other customary closing conditions, including (i) absence of any law or order prohibiting the closing, (ii) expiration or termination of the Hart-Scott-Rodino waiting period and certain other regulatory approvals and (iii) the absence of any material adverse effect on the business and operations of Vanliner.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated into this Current Report on Form 8-K by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Purchase Agreement, dated as of April 26, 2010, among UniGroup, Inc., National Interstate Insurance Company and National Interstate Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Interstate Corporation

By:	/s/ Julie A. McGraw
Julie A. McGraw
Vice President and Chief Financial Officer

Date: April 28, 2010